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                                                                     EXHIBIT 4.6

                           BANKBOSTON, N.A., as Agent
                               100 Federal Street
                           Boston, Massachusetts 02110

                            Dated as of July 15, 1998

To the Parties Named on the
Attached Distribution List

         Re:      NationsRent, Inc. - Notice of Increase in Total Commitment

Ladies and Gentlemen:

         Reference is hereby made to the Amended and Restated Revolving Credit Agreement dated as of June 29, 1998 (as amended and in effect from time to time, the "Credit Agreement"), among NationsRent, Inc. (the "Parent"), its Subsidiaries (collectively with the Parent, the "Borrowers"), BankBoston, N.A. and the other lending institutions listed on Schedule 1 thereto (collectively,the "Banks"), BankBoston, N.A. as administrative agent for the Banks (the "Agent"), LaSalle National Bank as documentation agent for the Banks and Fleet Bank, N.A. and NationsBank, N.A., as co-agents for the Banks. All capitalized terms used herein without definitions shall have the meanings given such terms in the Credit Agreement.

         In accordance with Section 2.2.2 of the Credit Agreement and effective as of July 15, 1998, the Total Commitment has been increased to $265,000,000. USTrust and Bankers Trust Company have become Banks under the Credit Agreement and have committed $15,000,000 and $10,000,000, respectively. BankBoston, N.A. has committed an additional $15,000,000, thus increasing its Commitment to $50,000,000. Attached hereto as Exhibit A is a new Schedule 1 to the Credit Agreement reflecting the increase in the Total Commitment, the addition of USTrust and Bankers Trust Company as Banks and the adjustments to the Commitment Percentages resulting from the increase in the Total Commitment.


                                          Very truly yours,

                                          BANKBOSTON, N.A., as Agent



                                          By: /s/ Timothy M. Laurion
                                             -----------------------------------
                                                 Timothy M. Laurion, Director